Exhibit 99.1
Keros to Exclusively Prioritize the Clinical Advancement of KER-065

Company Discontinuing Development of Cibotercept (KER-012)

Announces Board and Leadership Changes Designed to Support Streamlined Operational Structure
and Strategic Realignment

LEXINGTON, Mass., August 6, 2025 – Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today announced a strategic realignment designed to reallocate resources towards the development of its key clinical program, KER-065.

As part of this initiative, the Company will discontinue all material, internal development activities related to cibotercept. This decision comes after the termination of the development of cibotercept in pulmonary arterial hypertension (“PAH”), following the analysis of all available safety and efficacy data from the TROPOS Phase 2 clinical trial in patients with PAH, which was previously announced on May 29, 2025.

Keros also today announced several Board of Directors (the “Board”) and leadership transitions intended to support the Company’s streamlined vision and operational focus. These actions reflect Keros’ confidence in the therapeutic potential of KER-065 and will better enable the Company to achieve its mission of delivering meaningful and potentially disease-modifying benefits to patients.

“In line with Keros’ commitment to delivering value for stockholders and patients, we have made the decision to streamline our operations and focus exclusively on advancing KER-065, an asset we believe has therapeutic potential for individuals living with Duchenne muscular dystrophy (“DMD”),” said Jasbir S. Seehra, Ph.D., Chief Executive Officer of Keros Therapeutics. “By prioritizing our most promising clinical program, we expect Keros to operate with greater precision and urgency to unlock additional value for stockholders. With a refined strategy, streamlined leadership and a strong clinical foundation, we believe we are well-positioned to initiate the next phase of clinical development for KER-065.”

The Company previously announced initial topline results from the Phase 1 clinical trial of KER-065 in healthy volunteers, with the trial achieving key objectives for safety, tolerability, pharmacokinetics and pharmacodynamics. The Company believes that the robust data supports the advancement of the program into a Phase 2 clinical trial of KER-065 in patients with DMD, which the Company expects to initiate in the first quarter of 2026, subject to positive regulatory interaction.

Board and Leadership Changes

To support Keros’ strategic realignment, the Company is undergoing the following Board and leadership transitions:

•Jasbir S. Seehra, Ph.D., Chief Executive Officer, will assume the additional role of President, effective August 18, 2025. In this capacity, Dr. Seehra will continue to oversee the execution of Keros’ strategy and be deeply engaged in the day-to-day operations and scientific advancement of KER-065. At the same time, Dr. Seehra will step down as Chair of Keros’ Board and continue as a director of the Company.
•Jean-Jacques Bienaimé, Keros’ Lead Independent Director, has been appointed as Chair of the Board, effective August 18, 2025. With his proven track record of leadership, as well as his deep familiarity with Keros’ Board and pipeline as Lead Independent Director, Mr. Bienaimé will play a critical oversight role as the Company advances its pipeline into later stage development.

•Christopher Rovaldi, President and Chief Operating Officer, will cease his employment with Keros, effective August 18, 2025.
•Lorena Lerner, Ph.D., Senior Vice President, Research, is being promoted to Chief Scientific Officer, effective August 6, 2025.
•Given the Company’s streamlined operational structure and single-asset focus, certain senior vice president roles will be eliminated.

Dr. Seehra continued, “The Company is immensely grateful to Chris and other senior management members for their contributions to Keros. We wish them the best in their future endeavors.”

Second Quarter 2025 Financial Results

In a separate press release issued today, the Company announced its financial results for the second quarter ended June 30, 2025. The press release can be accessed on the Investors & Media page of Keros’ website.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, KER-065, is being developed for the treatment of neuromuscular diseases, with an initial focus on Duchenne muscular dystrophy. Keros’ most advanced product candidate, elritercept, is being developed for the treatment of cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipates,” “believes,” “continue,” “expects,” “enable,” “intention,” “potential” and “will” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding its strategy, progress and timing of its clinical trials for KER-065, including its regulatory plans; the therapeutic potential of KER-065; and timing of and any potential benefits from the Board and leadership transitions and strategic realignment. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, KER-065 and elritercept; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (the “SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 6, 2025, and its other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts
Investor Contact:
Justin Frantz
jfrantz@kerostx.com
617-221-6042

Media Contact:
Mahmoud Siddig / Adam Pollack / Viveca Tress
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449